Exhibit 3.1

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.	Name of corporation: LD Holdings, Inc.
2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.
3.
The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 90,000,000 preferred shares at par value of $0.001 and 900,000,000 common shares at par value of $0.001

4.
The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 974,156 preferred shares at par value of $0.001 and 25,840,351 common shares at par value of $0.001

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: None
6.
The provisions, if any, for the issuance of fractional shares, or the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: None

7.	Effective date and time of filing (optional): Date: Time:
(must not be later than 90 days after the certificate is filed)

8.	Signature: (required)
/s/ John Ayling	President
Signature of Officer	Title